Filed pursuant to Rule 424(b)(5)
Registration No. 333-226240

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 30, 2018)

Kazia Therapeutics Limited

303,758 American Depositary Shares representing

3,037,580 Ordinary Shares

This prospectus supplement relates to the offer and sale of 303,758 American Depositary Shares, or ADSs. Each ADS represents 10 ordinary shares in Kazia Therapeutics Limited (“Kazia”).

The ADSs are listed on the NASDAQ Capital Market under the symbol “KZIA”. Our ordinary shares are listed on the Australian Securities Exchange under the symbol “KZA”. On March 25, 2021, the last sale price of ADSs on the NASDAQ Capital Market was US$11.12 per ADS, and the last reported price of our ordinary shares on the Australian Securities Exchange was A$1.45 per share.

We have not employed any brokers, dealers or underwriters in connection with the offer and sale of ADSs pursuant to this prospectus supplement.

Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and under similar headings in any amendment to this prospectus supplement or in any filing with the Securities and Exchange Commission that is incorporated by reference.

	Per ADS		Total
Public offering price	US$	13.17	US$	4,000,000
Proceeds, before estimated expenses, to us	US$	13.17	US$	4,000,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the ADSs is expected to be made against payment on or about April 30, 2021.

The date of this prospectus supplement is March 29, 2021

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of ADSs and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our registration statement on Form F-3. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall prevail.

You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information,” before purchasing any of the ADSs. This prospectus supplement does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the ADSs, you should refer to the registration statement, including the exhibits. You may access the registration statement, exhibits and other reports we file with the SEC on the SEC’s website. More information regarding how you can access this and other information is included under the heading “Where You Can Find More Information” below.

The information in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Neither the delivery of this prospectus supplement nor the sale of any securities means that information contained in this prospectus supplement is correct after the date of this prospectus supplement or as of any other date. To the extent there is any conflict between the information contained in this prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. Any information incorporated by reference is only accurate as of the date of the document incorporated by reference.

Unless otherwise indicated or the context implies otherwise:

•	“ADSs” refers to our American depositary shares, each of which represents ten (10) ordinary shares;

•	“ASX” refers to the Australian Securities Exchange, where our ordinary shares are listed;

•	“A$” or “Australian dollars” refers to the legal currency of Australia;

•	“IFRS” refers to the International Financial Reporting Standards as issued by the International Accounting Standards Board, or IASB; and

•	“Kazia,” “we,” “us” or “our” refer to Kazia Therapeutics Limited, an Australian corporation, and its subsidiaries.

All references to “$”, “US$” and “U.S. dollar” in this prospectus supplement and the accompanying prospectus refer to United States dollars. Except as otherwise stated, all monetary amounts in this prospectus supplement and the accompanying prospectus are presented in United States dollars. Unless otherwise indicated, the consolidated financial statements and related notes included, or incorporated by reference, in this prospectus supplement and the accompanying prospectus have been prepared in accordance with Australian Accounting Standards and also comply with IFRS, which differs in certain significant respects from Generally Accepted Accounting Principles in the United States. Our fiscal year ends on June 30 of each year. References to “fiscal 2020” mean the 12-month period ended June 30, 2020 and other fiscal years are referred to in a corresponding manner. The amounts disclosed in US$ in this prospectus supplement have been calculated based upon an exchange rate of A$1.00 to US$0.7702, as published by the Reserve Bank of Australia on December 31, 2020.

We own or have rights to trademarks and trade names that we use in connection with the operation of our business, including our corporate name, logos, product names and website names. Other trademarks and trade names appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are the property of their respective owners. Solely for your convenience, some of the trademarks and trade names referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are listed without the ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks and trade names.

Notice to Non-U.S. Investors in Other Jurisdictions

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus supplement, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The distribution of this prospectus supplement may be restricted by law in certain jurisdictions. Any failure to comply with applicable restrictions may constitute a violation of the securities laws of such jurisdictions. We do not accept any responsibility for violations of local restrictions by any person, whether or not a prospective participant in the offering of ADSs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus, any free writing prospectus and in the documents incorporated by reference may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about:

•	our plans to develop and potentially commercialize our product candidates, including contractual arrangements with third parties;

•	the timing of the initiation and completion of preclinical studies and clinical trials;

•	the timing of patient enrollment and dosing in any future clinical trials;

•	the timing of the availability of data from clinical trials;

•	expectations about the successful completion of clinical trials;

•	the timing of expected regulatory filings;

•	expectations about approval by regulatory authorities of our drug candidates;

•	the clinical utility and potential attributes and benefits of our product candidates, including the potential duration of treatment effects;

•	the impact that the COVID-19 pandemic could have on our operations;

•	potential licenses of intellectual property and collaborations;

•	expectations regarding expenses, ongoing losses, future revenue and capital needs;

•	our use of proceeds from any offering made pursuant to this prospectus supplement;

•	the length of time over which we expect our cash and cash equivalents to be sufficient;

•	our intellectual property position and the duration of our patent portfolio; and

•

other risks and uncertainties, including those listed under the caption “Risk Factors” in this prospectus supplement and the documents incorporated by reference, including our Annual Report on Form 20-F.

You should read thoroughly this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

This prospectus supplement, the accompanying prospectus and documents incorporated by reference may contain third-party data relating to the biopharmaceutical market for particular medical conditions that includes projections based on a number of assumptions. The biopharmaceutical market for such medical conditions may not grow at the rates projected by market data, or at all. The failure of this market to grow at the projected rates may have a material adverse effect on our business and the market price of ADSs. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference relate only to events or information as of the date on which the statements are made in this prospectus supplement (or, in the case of the accompanying prospectus or a document incorporated by reference, the date on which the statements are made in such documents). We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the risks of investing in ADSs discussed under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Overview

Since its inception in 1994, the principal business of the Company has been pharmaceutical drug development. The Company is an emerging oncology-focused biotechnology company that has a portfolio of development candidates, diversified across several distinct technologies, with the potential to yield first-in-class and best-in-class agents in a range of oncology indications.

The lead drug candidate is paxalisib (formerly GDC-0084), a small molecule inhibitor of the PI3K / AKT / mTOR pathway, which is involved in five active trials as follows:

•	a Kazia-sponsored Phase II clinical trial to examine paxalisib in glioblastoma, the most common malignant and highly aggressive form of primary brain tumor in adults;

•

a Phase I clinical trial examining paxalisib in diffuse intrinsic pontine glioma (DIPG), a rare but very aggressive form of childhood brain cancer. This trial is being run by St Jude Children’s Research Hospital;

•	a Phase II study being conducted at Dana-Farber Cancer Institute, examining breast cancer metastases – breast cancer which has spread to the brain – in combination with Herceptin;

•

paxalisib is participating in an NCI funded multi-drug study of brain metastases – cancer which has spread to the brain from any primary tumor. This study is a Phase II trial and is being conducted by the Alliance for Clinical Trials in Oncology; and

•	Memorial Sloan Kettering Cancer Center is investigating the potential use of paxalisib in combination with radiotherapy in a Phase I clinical trial for cancer which has spread to the brain.

Cantrixil (TRX-E-002-1) is the Company’s second clinical asset and is being developed as a potential therapy for ovarian cancer, and was recently out-licensed to Oasmia Pharmaceutical AB.

The Company has out-licensed all of its other pre-clinical assets to a range of entities in order to focus its time and cash resources on the above two important programs. We hold an ownership stake in those entities in order to share in any upside from any successful development of those pre-clinical assets.

Recent Developments

License Agreement and Subscription Agreement with Simcere

On March 29, 2021, Kazia entered into a license agreement with Simcere Pharmaceutical Group Ltd (“Simcere”) to develop and commercialize paxalisib in Greater China. Under the terms of the agreement:

•	Simcere will assume responsibility for the development, registration and commercialization of paxalisib in Greater China (a territory which includes Mainland China, Hong Kong, Macau and Taiwan);

•	Kazia retains the rights to the development and commercialization of paxalisib in all other territories;

•	Kazia will receive an upfront royalty payment of US$7.0 million in cash;

•

Kazia could receive royalty payments of up to US$281 million for glioblastoma that are contingent upon reaching certain milestones and additional milestone payments could potentially be payable for indications beyond glioblastoma; and

•	Simcere will pay to Kazia mid-teen percentage royalties on any commercial sales in Greater China.

At the same time, Kazia entered into a subscription agreement with Simcere pursuant to which Kazia will sell 303,758 ADSs at a price of US$13.168397 per ADS, for total consideration of US$4,000,000.

Kazia will use the upfront royalty payment and net proceeds from the sale of the ADSs to Simcere for further development of paxalisib.

License Agreement with Oasmia

On March 1, 2021, Kazia entered into an exclusive worldwide license agreement with Oasmia Pharmaceutical AB (“Oasmia”) for Cantrixil (TRX-E-002-1), a clinical-stage, first-in-class drug candidate under development for the treatment of ovarian cancer.

Under this agreement:

•	Oasmia will assume worldwide exclusive rights to develop and commercialise Cantrixil for all indications, with an initial focus on ovarian cancer;

•	Oasmia will make an upfront payment of US$4 million to Kazia, with contingent milestone payments of up to US$42 million, and double-digit royalties on commercial sales; and

•	Oasmia expects to commence a Phase II study of Cantrixil in ovarian cancer in 2022.

Corporate Information

Kazia was incorporated in March 1994 under the laws of New South Wales, Australia. Kazia is registered and operates under the Australian Corporations Act 2001.

Kazia has its registered office at Three International Towers, Level 24, 300 Barangaroo Avenue, Sydney, NSW 2000, Australia. Its telephone number and other contact details are: Phone +61-2-9472 4101; email info@kaziatherapeutics.com; and website, www.kaziatherapeutics.com (the information contained in the website does not form part of the Annual Report). Our agent for service of process in the United States is C T Corporation System, 111 Eighth Avenue, New York, New York 10011.

THE OFFERING

Securities offered under this prospectus supplement	303,758 ADSs, representing 3,037,580 ordinary shares.

Offering price	US$13.168397 per ADS under this prospectus supplement

The ADSs

Each ADS represents 10 ordinary shares. The depositary (as identified below), through its custodian, is the holder of the ordinary shares underlying the ADSs and ADS holders have the rights provided in the deposit agreement among us, the depositary and owners and holders of ADSs from time to time. To better understand the terms of the ADSs, please see the section in the accompanying prospectus entitled “Description of American Depositary Shares.”

Depositary	The Bank of New York Mellon

Ordinary shares outstanding before this offering, including shares underlying ADSs	126,582,764 ordinary shares

Ordinary shares outstanding after this offering, including shares underlying ADSs	129,620,344 ordinary shares

Use of proceeds

We currently intend to use the net proceeds from the sale of the securities under this prospectus supplement for the progression of our clinical trials and for general corporate purposes, including general corporate overheads. See “Use of Proceeds”.

NASDAQ Capital Market symbol	“KZIA”

Risk Factors

This investment involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risks you should consider carefully before making an investment decision.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. Before deciding whether to purchase any ADSs, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for fiscal 2020 filed with the SEC, and all other information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus. If any of those risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of ADSs could decline, and you may lose part or all of your investment.

Such risks are not exclusive. We may face additional risks that are presently unknown to us or that we believe to be immaterial as of the date of this prospectus supplement. Known and unknown risks and uncertainties may significantly impact and impair our business operations.

Risks Related to the Offering

Our management has discretion as to the use of the net proceeds from this offering, and such use may not produce income or increase the market price of the ADSs.

We intend to use the net proceeds from this offering primarily for the progression of our clinical trials and for general corporate purposes, including general corporate overheads. For more information, see “Use of Proceeds.” You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds from this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase the ADS price. Moreover, the net proceeds from this offering may be placed in investments that do not produce income or that lose value.

You will experience immediate and substantial dilution in the net tangible book value per share of any ADSs you purchase.

The offering price per share for the ADSs being offered will be substantially higher than the net tangible book value per share of our outstanding ordinary shares immediately after this offering. Consequently, if you purchase ADSs in this offering, you will incur substantial and immediate dilution in the net tangible book value of your investment. Net tangible book value per ordinary share represents the amount of total tangible assets less total liabilities, divided by the number of ordinary shares, respectively, then outstanding. To the extent that options that are currently outstanding are exercised or converted, there will be further dilution in your investment. We may also issue additional ordinary shares, options and other securities in the future that may result in further dilution of your ordinary shares. See “Dilution” for a calculation of the difference between the offering price and the net tangible book value per ADS thereafter.

Future sales of our ordinary shares or ADSs, or the perception that such sales may occur, could depress the price of the ADSs.

After completion of this offering, almost all of our ordinary shares outstanding including the ordinary shares we are selling in this offering may be resold in the public market immediately after this offering.

As restrictions on resale end, the market price of the ADSs could drop significantly if the holders of these ordinary shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our ordinary shares, ADSs or other securities.

If we make one or more significant acquisitions in which the consideration includes ordinary shares or other securities, our shareholders’ holdings may be significantly diluted. In addition, shareholders’ holdings may also be diluted if we enter into arrangements with third parties permitting us to issue ordinary shares in lieu of certain cash payments upon the achievement of milestones.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the ADSs offered by this prospectus supplement will be approximately US$3,950,000, after deducting estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for the progression of our clinical trials and for general corporate purposes, including general corporate overheads. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we may have upon completion of this offering. Accordingly, we will retain broad discretion over the use of these proceeds.

DIVIDEND POLICY

Since our inception, we have not declared or paid any dividends on our shares. We intend to retain any earnings for use in our business and do not currently intend to pay cash dividends on our ordinary shares. Dividends, if any, on our outstanding ordinary shares will be declared by and subject to the discretion of our board of directors, and subject to Australian law.

Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the deposit agreement, to the same extent as holders of our ordinary shares, to the extent permitted by applicable law and regulations, less the fees and expenses payable under the deposit agreement. Any dividend we declare will be distributed by the depositary bank to the holders of ADSs, subject to the terms of the deposit agreement. See “Description of American Depositary Shares” in the accompanying prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020:

•	on an actual basis; and

•	on an adjusted basis to give effect to the sale of 303,758 ADSs offered under this prospectus supplement (after deducting estimated offering expenses).

Investors should read this table in conjunction with the section titled “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

(in thousands)

	Actual	As Adjusted
	(A$)	(A$)
Cash and cash equivalents	$19,366,073	$24,494,611

Equity:
Issued capital	$72,390,544	$77,519,082
Other contributed equity	$464,000	$464,000
Reserves	$1,045,699	$1,045,699
Accumulated losses	$(42,222,362)	$(42,222,362)

Total equity	$31,677,881	$36,806,419

Total capitalization	$31,677,881	$36,806,419

DILUTION

Our net tangible book value as of December 31, 2020 was approximately US$1.18 per ADS or US$0.12 per ordinary share. Net tangible book value per share or ADS represents the amount of our total tangible assets less total liabilities divided by the total number of ordinary shares or ADSs outstanding.

After giving effect to the sale by us of 303,758 ADSs, representing 3,037,580 ordinary shares, offered pursuant to this prospectus supplement at a price of US$13.17 per ADS, after deducting estimated offering expenses, our net tangible book value at December 31, 2020 would have been US$19,207,596, or US$0.15 per ordinary share (US$1.49 per ADS). This represents an immediate increase in net tangible book value of US$0.03 per ordinary share (US$0.3 per ADS) to the then existing shareholders and an immediate dilution of US$1.17 per ordinary share to new investors (US$11.69 per ADS).

The following table illustrates the net tangible book value dilution per ADS to shareholders after the issuance of the ADSs in this offering:

Public offering price per ADS			US$	13.17
Net tangible book value per ADS as of December 31, 2020	US$	1.18
Increase per ADS attributable to existing investors under this prospectus supplement	US$	0.30
Pro Forma net tangible book value per ADS after this offering			US$	1.49

Net tangible book value dilution per ADS to new investors			US$	11.68

The foregoing table and discussion is based on 126,166,264 ordinary shares outstanding as of December 31, 2020.

This discussion of dilution, and the table quantifying it, assumes no exercise of any outstanding options over our ordinary shares.

PLAN OF DISTRIBUTION

We have not employed any brokers, dealers or underwriters in connection with the offer or sale of ADSs pursuant to this prospectus supplement and, except as described below, no other commissions, fees or discounts will be paid in connection with this offering of ADSs. Certain of our officers, employees or independent contractors may solicit responses from potential investors in this offering of ADSs, but such persons will not receive any commissions or compensation for such services other than their normal compensation, and no such compensation will be related, directly or indirectly, to the amount of ADSs sold in this offering.

We will sell the securities in this offering of ADSs to an institutional accredited investor under a subscription agreement entered into between us and the investor at the offering price stated on the cover of this prospectus supplement. We currently anticipate that the closing of the sale of the ADSs is expected to take place on or about April 30, 2021, or earlier if agreed by the parties. The investor has been informed of the date and manner in which it must transmit the purchase price for the securities.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the ADSs we sell; and

•	we will deliver to the investor, through the DWAC system or by book-entry, the ADSs being purchased.

LEGAL MATTERS

The validity of the ordinary shares represented by the ADSs to be issued in the offering under this prospectus supplement will be passed upon for us by Rimôn Law, our Australian counsel.

EXPERTS

The audited financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2020, and elsewhere in the registration statement have been so incorporated in reliance on the report of Grant Thornton Audit Pty Limited, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

With respect to the unaudited interim financial information for the half-years ended December 31, 2020 and December 31, 2019 incorporated by reference in this prospectus and elsewhere in the registration statement, Grant Thornton Audit Pty Limited has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. In addition, Grant Thornton Audit Pty Limited is not subject to the liability provision of Section 11 of the Securities Act for their report on the unaudited interim financial report because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

The offices of Grant Thornton Audit Pty Limited are located at Level 17, 383 Kent Street, Sydney NSW 2000, Australia.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information into this document prior to the completion of this offering. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered a part of this prospectus supplement and the accompanying prospectus and you should read that information carefully. Certain information in this prospectus supplement and the accompanying prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement. Certain information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which they are a part the following documents, including any amendments to such filings:

•	our Annual Report on Form 20-F for fiscal 2020, filed with the SEC on October 22, 2020;

•	our Current Report on Form 6-K, furnished to the SEC on March 24, 2021, relating to our six months ended December 31, 2020;

•	our Current Report on Form 6-K, furnished to the SEC on March 29, 2021, relating to the License Agreement we entered into with Simcere; and

•

any other report on Form 6-K submitted to the SEC after the date of this prospectus supplement and prior to the termination of this offering of the ADSs, but only to the extent that the report expressly states that we incorporate such report by reference into this prospectus supplement.

We have not authorized anyone else to provide you with additional or different information to the information included in and incorporated by reference to this prospectus supplement and the accompanying prospectus. You should rely only on the information provided by and incorporated by reference to this prospectus supplement and the accompanying prospectus.

Upon written or oral request, we shall provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus are delivered a copy of any or all of the documents that are incorporated by reference to this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may request a copy of these filings by contacting us at Kazia Therapeutics Limited, Three International Towers, Level 24, 300 Barangaroo Avenue, Sydney, NSW 2000, Australia; Attention: Company Secretary; telephone +61 2 9472 4101.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. We also have a registration statement on Form F-3 filed with the SEC, including relevant exhibits, under the Securities Act with respect to the ADSs that may be offered by this prospectus supplement and the accompany prospectus. This prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits. As this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits for further information with respect to us and our securities. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s Public Reference Room.

Our Annual Report on Form 20-F for fiscal 2020 has been filed with the SEC and an Annual Report on Form 20-F for subsequent years will be due within four months following the fiscal year end.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and also from Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

We will also be subject to the informational requirements of the ASX. Our public filings with the ASX are electronically available from the ASX website (www.asx.com.au).

Only the specific documents incorporated by reference in the accompanying prospectus, or incorporated by reference in this prospectus supplement, are to be deemed incorporated by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which they are a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus supplement or the accompanying prospectus.

PROSPECTUS

US$100,000,000

American Depositary Shares representing Ordinary Shares

Warrants

We may offer the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the American Depositary Shares, or ADSs, representing ordinary shares and the warrants as the “Securities”. This prospectus describes the general manner in which the Securities may be offered using this prospectus. We will provide specific terms and offering prices of these Securities in supplements to this prospectus. Any supplement to this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest in the Securities.

We may offer the Securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors (including our shareholders), on a continuous or delayed basis. The supplement to this prospectus for each offering of Securities will describe in detail the plan of distribution for that offering.

Our ADSs are listed on The NASDAQ Capital Market under the symbol “KZIA”. Our ordinary shares are listed on the Australian Securities Exchange under the symbol “KZA.”

So long as the aggregate market value worldwide of our outstanding common equity held by non-affiliates (“public float”) is less than US$75 million, the aggregate market value of securities sold by us under this prospectus during the period of 12 calendar months immediately preceding the date of sale may be no more than one-third of the public float. Our public float, as calculated in accordance with General Instruction I.B.5 of Form F-3, was approximately US$14.75 million as of August 20, 2018.

Investing in the Securities involves risks. See “Risk Factors” beginning on page 6 of this prospectus and under similar headings in any amendment or supplement to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2018.

You should rely only on the information provided by this prospectus, any prospectus supplement and any information incorporated by reference. We have not authorized anyone else to provide you with different or additional information or to make any representations other than those contained in or incorporated by reference to this prospectus or any accompanying prospectus supplement. We have not taken any action to permit a public offering of the securities described in this prospectus outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must observe any restrictions relating to the offering of the securities described in this prospectus and the distribution of this prospectus outside of the United States. This prospectus is not an offer to sell, or solicitation of an offer to buy, any securities in any circumstances under which the offer of solicitation is unlawful.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, we may, from time to time, sell any combination of the Securities in one or more offerings. The Securities to be sold pursuant to this registration statement may have a total aggregate value of up to US$100,000,000. This prospectus does not contain all of the information included in the registration statement. You should refer to the registration statement including the exhibits before making a decision to purchase any securities described in this prospectus.

The information in this prospectus is accurate as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor the sale of any securities described in this prospectus means that information contained in this prospectus is correct after the date of this prospectus or as of any other date. We will provide a prospectus supplement each time we sell any securities described in this prospectus and you should read both this prospectus and the prospectus supplement, together with any information incorporated by reference, before making an investment decision.

A prospectus supplement may provide updated, changed or additional information to the information contained in this prospectus. You should rely on the information contained in the prospectus supplement to the extent there is any conflict between the information contained in this prospectus and the prospectus supplement. Any statement in a prospectus supplement or any document incorporated by reference with a later date will supersede or modify an earlier statement in any document with an earlier date. Any information incorporated by reference is only accurate as of the date of the document incorporated by reference.

You may access the registration statement, exhibits and other reports we file with the SEC on its website. More information regarding how you can access this and other information is included under the heading “Where You Can Find Additional Information.”

Unless otherwise indicated or the context implies otherwise:

•	“we,” “us,” “our” or “Kazia” refers to Kazia Therapeutics Limited and its subsidiaries;

•	“shares” or “ordinary shares” refers to our ordinary shares;

•	“ADSs” refers to American Depositary Shares, each of which represents 10 ordinary shares; and

•	“ADRs” refers to American Depositary Receipts, which evidence the ADSs.

Unless otherwise noted, all other financial and other data related to Kazia in this prospectus is presented in Australian dollars. All references to “A$” in this prospectus mean Australian dollars. All references to “$” or “US$” in this prospectus mean U.S. dollars unless the context otherwise requires.

Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year.

Solely for convenience, trademarks and trade names referred to in this prospectus appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any free writing prospectus, and the documents incorporated by reference may contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, any prospectus supplement, any free writing prospectus, or the documents incorporated by reference, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, any prospectus supplement, any free writing prospectus, or the documents incorporated by reference, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, any prospectus supplement, any free writing prospectus, and the documents incorporated by reference, we caution you that these statements are based on a combination of facts and important factors currently known by us and our expectations of the future, about which we cannot be certain.

Forward-looking statements may include statements about:

•	our plans to develop and potentially commercialize our product candidates, including contractual arrangements with third parties;

•	the timing of the initiation and completion of preclinical studies and clinical trials;

•	the timing of patient enrollment and dosing in any future clinical trials;

•	the timing of the availability of data from clinical trials;

•	expectations about the successful completion of clinical trials;

•	the timing of expected regulatory filings;

•	expectations about approval by regulatory authorities of our drug candidates;

•	the clinical utility and potential attributes and benefits of our product candidates, including the potential duration of treatment effects;

•	potential licenses of intellectual property and collaborations;

•	expectations regarding expenses, ongoing losses, future revenue and capital needs;

•	our use of proceeds from any offering made pursuant to this prospectus;

•	the length of time over which we expect our cash and cash equivalents to be sufficient; and

•	our intellectual property position and the duration of our patent portfolio.

All forward-looking statements speak only as of the date of this prospectus or, in the case of any prospectus supplement, any free writing prospectus, or any document incorporated by reference, that prospectus supplement, free writing prospectus or document. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Important factors that could cause our actual results to differ materially from our expectations are disclosed and described under “Risk Factors”, elsewhere in this prospectus, any prospectus supplement, any free writing prospectus and in filings incorporated by reference.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus and incorporated by reference. This summary does not contain all of the information that you should consider before investing in the Securities. You should read the entire prospectus carefully before making an investment decision, including the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and all information incorporated by reference, including our Annual Report on Form 20-F and the accompanying historical consolidated financial statements and the related notes to those financial statements.

Overview

We are an oncology-focused biotechnology company with a product pipeline that includes two drug development product candidates in clinical trials. Our lead product candidate is GDC-0084 and is being developed as a potential therapy to treat glioblastoma multiforme, which is the most common and most aggressive form of primary brain tumor in adults. We are also developing Cantrixil (TRX-E-002-1), which is a potential therapy to treat ovarian cancer.

Recent developments

GDC-0084

In February 2018, the U.S. Food and Drug Administration, the FDA, designated GDC-0084 as an orphan drug. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a product intended to treat a rare disease or condition or if there is no reasonable expectation that the cost of developing and making a drug available in the United States for this type of disease or condition will be recovered from sales of the product candidate. Upon receipt of marketing approval for the indication for which an orphan drug has been designated, a product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for seven years. Designation as an orphan drug may also provide opportunities from the FDA for grant funding, protocol assistance and financial assistance such as a waiver of New Drug Application fees.

In March 2018, GDC-0084 entered a phase II clinical trial in the United States. The initial focus is on dose optimization in the treatment of newly-diagnosed patients with glioblastoma multiforme. The final goal is to seek definitive evidence of clinical efficacy. The initial dose optimization component is likely to recruit between 6 - 24 patients and is expected to be followed by a dose expansion cohort of approximately 20 patients to provide further information about the drug in the target population. We expect to receive initial results in early 2019. A definitive randomized controlled study is expected to include approximately 224 patients and compare GDC-0084 to temozolomide, the existing standard of care for this patient population.

Cantrixil (TRX-E-002-1)

Cantrixil is undergoing a phase I clinical trial at five trial sites in Australia and the United States. The study is in the “dose escalation” stage, which primarily aims to understand the safety and tolerability of a drug and to establish a “maximum tolerated dose” for further investigation. The trial is structured in part A (dose escalation phase), which seeks to test the safety and maximum tolerated dose, and part B (dose expansion cohort), which seeks to explore the efficacy of the product. Part A is expected to enroll between 3 and 42 patients while part B is expected to enroll 12 patients.

In June 2018, Kazia released preliminary data on phase I regarding part A. Overall, the drug has encountered few dose-limiting toxicities. As a result, the trial has progressed with a number of patient enrolled towards the lower margin of the forecast range, in line with the trial protocol. We expect part A to terminate in the third calendar quarter of 2018. Part B is expected to commence immediately after part A terminates, and is projected to recruit an additional 12 patients at the maximum tolerated dose determined in Part A.

Corporate information

Kazia Therapeutics Limited (formerly Novogen Limited) was incorporated in Australia in 1994.

Our headquarters are located at Level 24, Three International Towers, 300 Barangaroo Avenue, Sydney, NSW, 2000, Australia. Our corporate email address is info@kaziatherapeutics.com. Our website address is www.kaziatherapeutics.com. Information on our website and the websites linked to it do not constitute part of this prospectus or the registration statement to which this prospectus forms a part.

RISK FACTORS

Investment in the Securities involves significant risks. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended June 30, 2017, as filed with the SEC, and all other information contained in, or incorporated by reference in, this prospectus and any prospectus supplement or related free writing prospectus before you decide to invest in the Securities. If any such risks actually occurs, then our business, prospects, financial condition, results of operations and cash flow could be materially and adversely affected, thus potentially causing the trading price of any or all of our securities to decline and you could lose all or part of your investment.

Such risks are not exhaustive. We may face additional risks that are presently unknown to us or that we believe to be immaterial as of the date of this prospectus. Known and unknown risks and uncertainties may significantly impact and impair our business operations.

In addition to the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended June 30, 2017, as filed with the SEC, please note the following:

We may not be able to obtain orphan drug exclusivity, where relevant, in all markets for our product candidates.

Of our current pipeline product candidates, GDC-0084 is designed for treatment of an indication that would likely qualify for rare disease status. Regulatory authorities in some jurisdictions, including the United States, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a product intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States. The FDA may also designate a product as an orphan drug if it is intended to treat a disease or condition of more than 200,000 individuals in the United States and there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product candidate.

Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for such indication for that time period. The applicable period is seven years in the United States. Orphan drug exclusivity may be lost if the FDA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

In February 2018, the FDA granted orphan drug designation status in the United States for GDC-0084. Even if we obtain orphan drug exclusivity for additional products in the United States or other jurisdictions, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition, and the same drug could be approved for a different condition. Moreover, even after an orphan drug is approved, the FDA can subsequently approve the same drug, made by a competitor, for the same condition if the FDA concludes that the competitive product is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the Securities for general corporate purposes and to advance our product candidates. We may also use a portion of the net proceeds towards the possible acquisition of, or investment in, complementary technologies and businesses. Proceeds may also be used at our discretion for specific purposes described in any prospectus supplement. Pending these uses, we intend to invest the net proceeds primarily in bank deposits.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we may have upon completion of an offering or offerings. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the registration statement of which this prospectus forms a part will include information on our consolidated capitalization.

PRICE HISTORY OF AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES

NASDAQ Capital Market

Our ordinary shares in the form of ADSs have been trading on The NASDAQ Capital Market under the symbol “KZIA”. The following table sets forth the high and low market prices for our ADSs for the periods indicated as reported on The NASDAQ Capital Market. All prices are in U.S. dollars.

	US$ High		US$ Low
ADSs
Fiscal year ended
June 30, 2014	$2.74	(1)	$1.37	(1)
June 30, 2015	$3.80	(1)	$0.60	(1)
June 30, 2016	$2.14	(1)	$0.72	(1)
June 30, 2017	$0.98	(1)	$0.28	(1)
June 30, 2018	$6.68	(1)	$0.80	(1)
Fiscal year ended June 30, 2017
First quarter (ended September 30, 2016)	$0.98	(1)	$0.69	(1)
Second quarter (ended December 31, 2016)	$0.78	(1)	$0.56	(1)
Third quarter (ended March 31, 2017)	$0.76	(1)	$0.51	(1)
Fourth quarter (ended June 30, 2017)	$0.58	(1)	$0.28	(1)
Fiscal year ending June 30, 2018
First quarter (ended September 30, 2017)	$3.82	(1)	$0.32	(1)
Second quarter (ended December 31, 2017)	$3.98	(1)	$1.63	(1)
Third quarter (ended March 31, 2018)	$6.68		$2.82
Fourth quarter (ended June 30, 2018)	$6.19		$2.73
Recent months
February 2018	$5.76		$3.84
March 2018	$6.68		$4.86
April 2018	$6.19		$5.00
May 2018	$5.65		$4.81
June 2018	$5.40		$2.73
July 2018	$4.21		$2.95

Australian Securities Exchange

The following table presents, for the periods indicated, the high and low market prices for our ordinary shares reported on the ASX, under the symbol KZA. All prices are in Australian dollars.

	A$ High		A$ Low
Annual:
Fiscal year ended June 30,
2014	3.91	(2)	1.44	(2)
2015	4.46	(2)	0.80	(2)
2016	2.95	(2)	0.95	(2)
2017	1.20	(2)	0.37	(2)
2018	0.80	(2)	0.34	(2)

[1]

Takes into account (i) the increase in the ratio of ADSs to ordinary shares from 1:25 to 1:100 effected in July 2017 and/or (ii) the decrease in the ratio of ADSs to ordinary shares from 1:100 to 1:10 effected in November 2017 following a consolidation of our ordinary shares.

Quarterly:
Fiscal year ended June 30, 2017
First quarter (ended September 30, 2016)	1.20	(2)	0.92	(2)
Second quarter (ended December 31, 2016)	1.05	(2)	0.79	(2)
Third quarter (ended March 31, 2017)	1.05	(2)	0.67	(2)
Fourth quarter (ended June 30, 2017)	0.69	(2)	0.37	(2)
Fiscal year ended June 30, 2018
First quarter (ended September 30, 2017)	0.53	(2)	0.37	(2)
Second quarter (ended December 31, 2017)	0.54	(2)	0.34	(2)
Third quarter (ended March 31, 2018)	0.80		0.36
Fourth quarter (ended June 30, 2018)	0.79		0.41
Most Recent Six Months:
February 2018	0.71		0.47
March 2018	0.80		0.61
April 2018	0.79		0.66
May 2018	0.76		0.65
June 2018	0.68		0.41
July 2018	0.59		0.42

[2]	Takes into account the consolidation of our ordinary shares effected in November 2017 and pursuant to which every 10 pre-consolidation shares were consolidated into 1 post-consolidation share.

DESCRIPTION OF SHARE CAPITAL

General

Kazia is a public corporation registered under the Australian Corporations Act. Our corporate affairs are principally governed by our Constitution, the Corporations Act and the ASX Listing Rules. Our ordinary shares trade on the ASX and our ADSs trade on The NASDAQ Capital Market.

The Australian law applicable to our Constitution is not significantly different than a U.S. company’s charter documents except we do not have a limit on our authorized share capital and the concept of par value is not recognized under Australian law as further discussed under the section titled “Our Constitution” below.

Subject to restrictions on the issue of securities under our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the ASX Listing Rules, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

Changes to Our Share Capital

In November 2017, we consolidated our outstanding securities on that basis that every 10 pre-consolidation securities would be consolidated into 1 post-consolidation security.

As of June 30, 2018, we had (i) 48,409,621 ordinary shares outstanding and (ii) 7,950,833 outstanding options and warrants to purchase an aggregate of 7,950,833 ordinary shares.

Since July 1, 2015, the following changes have been made to our ordinary share capital (without giving effect to the share consolidation):

1.

On July 24, 2015, we issued 1,000 ordinary shares at a price of A$0.40 per share and 1,000,000 ordinary shares at a price of A$0.15 per share as a result of the exercise of previously issued options to investors.

2.	On October 8, 2015, we issued 109,309 ordinary shares at a price of A$0.125 per share as a result of the exercise of previously issued options to investors.

3.

On November 23 and 24, 2015, we issued, respectively, 1,990,545 ordinary shares at a price of A$0.125 per share and 3,514,370 ordinary shares at a price of A$0.125 per share as a result of the exercise of previously issued options to investors.

4.	On December 9, 2015, we issued 2,293 ordinary shares at a price of A$0.30 per share as a result of the exercise of previously issued options to investors.

5.	On September 5, 2016, we issued 400,000 ordinary shares in consideration of services rendered by members of our Scientific Advisory Board.

6.	On September 14, 2016, we issued 20,000,000 ordinary shares at market price following the conversion convertible notes having a face value of A$500,000.

7.	On October 31, 2016, we issued 17,153,932 ordinary shares as partial consideration for the acquisition of Glioblast Pty Limited (and effectively GDC-0084).

8.	On November 1, 2016, we issued 16,000,000 ordinary shares following the conversion of convertible notes.

9.	On November 30, 2017, we issued 80,000 ordinary shares in consideration of services rendered by members of our Scientific Advisory Board.

In addition, we issued the following ordinary shares upon exercise of options by our employees and Directors over the past three fiscal years:

•	no ordinary shares in fiscal 2018;

•	no ordinary shares in fiscal 2017; and

•	38,400 ordinary shares in fiscal 2016.

Our Constitution

Our Constitution is similar in nature to the bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes of Kazia. Our Constitution is subject to the terms of the ASX Listing Rules and the Corporations Act. It may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders. Our Constitution is incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part.

Interested Directors

A director may not vote in respect of any contract or arrangement in which the director has, directly or indirectly, any material interest according to our Constitution. However, that director may execute or otherwise act in respect of that contract or arrangement notwithstanding any material personal interest.

Unless a relevant exception applies, the Corporations Act requires our directors at a board meeting to provide disclosure of certain interests or conflicts of interests and prohibits directors from voting on matters in which they have a material personal interest. In addition, the Corporations Act and the ASX Listing Rules require shareholder approval of certain benefits to or transactions with our directors, subject to exceptions.

Directors’ compensation

Our directors are paid fees for their services as directors (but excluding any remuneration payable to a director under any executive services contract with us or one of our related bodies corporate) which is determined in a general meeting of shareholders. The aggregate, fixed sum for directors’ fees is to be divided among the directors in such proportion as the directors themselves agree and in accordance with our Constitution. The maximum aggregate fixed sum fees for directors may not be increased except at a general meeting of shareholders and the particulars of the proposed increase are required to have been provided to shareholders in the notice convening the meeting. In addition, executive directors may be paid remuneration as employees of Kazia.

Fees payable to our non-executive directors must be by way of a fixed sum and not by way of a commission on or a percentage of profits or operating revenue. Remuneration paid to our executive directors must also not include a commission or percentage of operating revenue.

Pursuant to our Constitution, any director who performs services that in the opinion of our board of directors, are outside the scope of the ordinary duties of a director may be paid extra remuneration, which is determined by our board of directors.

In addition to other remuneration provided in our Constitution, all of our directors are entitled to be paid by us for reasonable travel accommodation and other expenses incurred by the directors in attending general meetings, board meetings, committee meetings or otherwise in connection with our business.

Borrowing powers exercisable by Directors

Pursuant to our Constitution, the management and control of our business affairs are vested in our board of directors. Our board of directors has the power to raise or borrow money, and charge any of our property or business or any uncalled capital, and may issue debentures or give any other security for any of our debts, liabilities or obligations or of any other person, in each case, in the manner and on terms it deems fit.

Retirement of Directors

Pursuant to our Constitution and the ASX Listing Rules, at least one director, other than the managing director, must retire from office at every annual general meeting. The director who retires in this manner is required to be the director longest in office since last being elected or re-elected. A director, other than the director who is the Chief Executive Officer, must retire from office at the conclusion of the third annual general meeting after which the director was elected, or at the next annual general meeting if the director was appointed by the board (rather than by a vote of shareholders). Retired directors are eligible for a re-election to the board of directors unless disqualified from acting as a director under the Corporations Act or our Constitution.

Rights and restrictions

The rights attaching to our ordinary shares are detailed in our Constitution. Our Constitution provides that our directors may issue shares with preferred, deferred or other special rights, whether in relation to dividends, voting, return of share capital or otherwise as our board of directors may determine. Subject to any approval which is required from our shareholders under the Corporations Act and the ASX Listing Rules, we may issue further shares on such terms and conditions as our board of directors resolves.

Dividend rights

Our board of directors may from time to time determine to pay dividends to shareholders. All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for our benefit until claimed or otherwise disposed of in accordance with our Constitution.

Voting rights

Under our Constitution, and subject to any voting exclusions imposed under the ASX Listing Rules (which typically exclude parties from voting on resolutions to approve a transaction in which they have an interest), the rights and restrictions attaching to a class of shares, each shareholder has one vote on a show of hands at a meeting of the shareholders unless a poll is demanded under the Constitution or the Corporations Act. On a poll vote, each shareholder shall have one vote for each fully paid share and a fractional vote for each share held by that shareholder that is not fully paid, such fraction being equivalent to the proportion of the amount that has been paid to such date on that share. Shareholders may vote in person or by proxy, attorney or representative. Under Australian law, shareholders of a public company are not permitted to approve corporate matters by written consent. Our Constitution does not provide for cumulative voting. Note that ADS holders may not directly vote at a meeting of the shareholders but may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent.

Right to share in our profits

Pursuant to our Constitution, our shareholders are entitled to participate in our profits only by payment of dividends. Our board of directors may from time to time determine to pay dividends to the shareholders; however, no dividend is payable except in accordance with the thresholds set out in the Corporations Act.

Rights to share in the surplus in the event of liquidation

Our Constitution provides for the right of shareholders to participate in a surplus in the event of our liquidation, subject to the rights attaching to a class of shares.

No redemption provision for ordinary shares

There are no redemption provisions in our Constitution in relation to ordinary shares.

Variation or cancellation of share rights

Subject to the terms of issue of shares of that class, the rights attached to shares in a class of shares may only be varied or cancelled by either:

•	a special resolution passed by members holding shares in the class; or

•	the written consent of members with at least 75% of the shares in the class.

Directors may make calls for any amounts on unpaid shares

Our Constitution provides that, subject to the terms on which the shares have been issued, directors may make calls on a shareholder for amounts unpaid on shares held by that shareholder, other than monies payable at fixed times under the conditions of allotment.

General Meetings of Shareholders

General meetings of shareholders may be called by our board of directors. Except as permitted under the Corporations Act, shareholders may not convene a meeting. The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting. Notice of the proposed meeting of our shareholders is required at least 28 days prior to such meeting under the Corporations Act.

Foreign Ownership Regulation

There are no limitations on the rights to own securities imposed by our Constitution. However, acquisitions and proposed acquisitions of securities in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975, or the FATA, which generally applies to acquisitions or proposed acquisitions:

•

by a foreign person (as defined in the FATA) or associated foreign persons that would result in such persons having an interest in 20% or more of the issued shares of, or control of 20% or more of the voting power in, an Australian company; and

•

by non-associated foreign persons that would result in such foreign persons having an aggregate interest in 40% or more of the issued shares of, or control of 40% or more of the voting power in, an Australian company, where the Australian company is valued above the monetary threshold prescribed by FATA.

However, no such review or approval under the FATA is required if the foreign acquirer is a U.S. entity or an entity from certain other countries and the value of the target is less than A$1,134 million, unless the company operates in certain sensitive industries. Exemptions do not apply to investments by foreign governments and their associated entities.

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company in contravention of the FATA, the Australian Federal Treasurer may order the divestiture of such person’s shares or interest in shares in that Australian company.

Ownership Threshold

There are no provisions in our Constitution that require a shareholder to disclose ownership above a certain threshold. The Corporations Act, however, requires a shareholder to notify us and the ASX once it, together with its associates, acquires a 5% interest in our ordinary shares, at which point the shareholder will be considered to be a “substantial” shareholder. Further, once a shareholder owns a 5% interest in us, such shareholder must notify us and the ASX of any increase or decrease of 1% or more in its holding of our ordinary shares, and must also notify us and the ASX on its ceasing to be a “substantial” shareholder. As we are now a U.S. public company, our shareholders are also subject to disclosure requirements under U.S. securities laws.

Issues of Shares and Change in Capital

Subject to our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine.

Subject to the requirements of our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital (provided that the reduction is fair and reasonable to our shareholders as a whole and does not materially prejudice our ability to pay creditors) or buy back our ordinary shares whether under an equal access buy-back or on a selective basis.

Change of Control

Takeovers of listed Australian public companies, such as Kazia, are regulated by the Corporations Act, which prohibits the acquisition of a “relevant interest” in issued voting shares in a listed company if the acquisition will lead to that person’s or someone else’s “voting power” (being the person’s relevant interests plus those of its associates) in Kazia’s issued shares increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

Generally, a person will have a relevant interest in securities if the person:

•	is the holder of the securities;

•	has power to exercise, or control the exercise of, a right to vote attached to the securities; or

•	has the power to dispose of, or control the exercise of a power to dispose of, the securities, including any indirect or direct power or control.

If, at a particular time, a person has a relevant interest in issued securities and the person:

•	has entered or enters into an agreement with another person with respect to the securities;

•

has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition);

•	has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities; or

•	the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised;

then the other person is taken to already have a relevant interest in the securities.

There are a number of exceptions to the above prohibition on acquiring a relevant interest in issued voting shares above 20%. In general terms, some of the more significant exceptions include:

•	when the acquisition results from the acceptance of an offer under a formal takeover bid;

•

when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid, the acquisition occurs during the bid period, the bid is for all the voting shares in a bid class and the bid is unconditional or only conditioned on prescribed matters set out in the Corporations Act;

•	when shareholders of Kazia approve the takeover by resolution passed at general meeting;

•

an acquisition by a person if, throughout the six months before the acquisition, that person or any other person has had voting power in Kazia of at least 19% and, as a result of the acquisition, none of the relevant persons would have voting power in Kazia more than three percentage points higher than they had six months before the acquisition;

•	when the acquisition results from the issue of securities under a pro rata rights issue;

•	when the acquisition results from the issue of securities under dividend reinvestment schemes;

•	when the acquisition results from the issue of securities under underwriting arrangements;

•	when the acquisition results from the issue of securities through operation of law;

•	an acquisition that arises through the acquisition of a relevant interest in another listed company which is listed on a prescribed financial market;

•	an acquisition arising from an auction of forfeited shares conducted on-market; or

•	an acquisition arising through a compromise, arrangement, liquidation or buy-back.

Breaches of the takeovers provisions of the Corporations Act are criminal offenses. The Australian Securities and Investments Commission, or ASIC, and the Australian Takeover Panel have a wide range of powers relating to breaches of takeover provisions or other circumstances deemed to be unacceptable (whether or not they involve a breach of the takeover provisions), including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeover provisions provided in the Corporations Act.

Access to and Inspection of Documents

Inspection of our records is governed by the Corporations Act. Any member of the public has the right to inspect or obtain copies of our registers on the payment of a prescribed fee. Shareholders are not required to pay a fee for inspection of our registers or minute books of the meetings of shareholders. Other corporate records, including minutes of directors’ meetings, financial records and other documents, are not open for inspection by shareholders. Where a shareholder is acting in good faith and an inspection is deemed to be made for a proper purpose, a shareholder may apply to the court to make an order for inspection of our books.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents 10 ordinary shares (or a right to receive 10 ordinary shares) deposited with HSBC Bank Australia Limited, as custodian for the depositary. Each ADS may also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either:

•

directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System; or

•	indirectly by holding a security entitlement in ADSs through your broker or other financial institution.

If you hold ADSs directly, you are a registered ADS holder, or ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary is the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons directly or indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which summarizes certain terms of your ADSs. A copy of the deposit agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the deposit agreement on the SEC’s website at http://www.sec.gov.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution to the extent reasonably practicable and permitted under law. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

•

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for such rights.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf all in accordance with your instructions. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.

•

Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it determines is legal, fair and practical. If it cannot make the distribution in that way, the depositary may adopt another legal, fair and practical method. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives reasonably satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or any other property to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person designated by you at the office of the custodian. In the alternative, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to you a statement confirming that you are the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of deposited ordinary shares your ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you upon our request. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date established by the depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares underlying the ADSs. However, you may not know about the meeting with a sufficient amount of advance notice to withdraw the shares.

The depositary will attempt, as far as practical, subject to the laws of Australia and of our Constitution or similar documents, to vote or to have its agents vote the shares or other deposited securities represented by your ADSs as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay the depositary:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•   Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•   Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to you

$.05 (or less) per ADS per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid. The depositary may collect any of its fees by deduction from any cash distribution payable to you.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from you, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•  Reclassify, split up or consolidate any of the deposited securities

•  Distribute securities in respect of deposited shares that are not distributed to you

•  Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute some or all of the cash, shares or other securities it received. It may also ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement (but nothing else):

•	collect distributions on the deposited securities;

•	sell rights and other property; and

•	deliver shares and other deposited securities upon cancellation of ADSs.

At any time after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to indemnify the relevant persons under the deposit agreement and to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited;

•	the pre-release is fully collateralized with cash, or other collateral that the depositary considers appropriate;

•	the depositary must be able to close out the pre-release on not more than five business days’ notice; and

•	subject to all indemnities and credit regulations that the depositary deems appropriate.

In addition, the depositary has agreed to limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the ADSs outstanding under the deposit agreement, although the depositary may disregard the limit from time to time, if it thinks it is reasonably appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership may be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Disclosure of Interests

We may from time to time request ADS holders to provide information as to the capacity in they own or owned ADSs and regarding the identity of any other persons then or previously interested in such ADSs and the nature of such interest. Each ADS holder agrees to provide any information of that kind that is requested by us or the depositary. To the extent that provisions of or governing the deposited securities or the rules or regulations of any governmental authority or securities exchange or automated quotation system may require the disclosure of beneficial or other ownership of deposited securities, other shares and other securities to us or other persons and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the depositary has agreed to use its reasonable efforts to comply with our written instructions in respect of any such enforcement or limitation.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares represented by ADSs in one or more series, together with other securities or separately, as described in the applicable prospectus supplement. A general description of terms and provisions of the warrants we may offer is included below. A prospectus supplement and warrant agreement will contain specific terms of any warrants.

The prospectus supplement relating to any warrants will contain, as applicable, the following:

•	the designation, amount and terms of the securities purchasable on exercise of the warrants;

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants, if applicable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms;

•	any material U.S. federal or Australian income tax consequences;

•	the identity of the warrant agent and of any other depositaries, paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the date from and after which the warrants and the ordinary shares will be separately transferable, if applicable;

•	the minimum or maximum amount of the warrants that may be exercised at any time, if applicable;

•	any information with respect to book-entry procedures;

•	any anti-dilution provisions of the warrants;

•	any redemption or call provisions of the warrants; and

•	any additional terms of the warrants, including procedures and limitations with regard to the exercise and exchange of the warrants.

PLAN OF DISTRIBUTION

We may sell the Securities in any one or more of the following ways from time to time, including any combination thereof:

•	to or through underwriters;

•	to or through dealers;

•	to our shareholders under a rights entitlement offering;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement relating to a particular offering of our Securities will set forth the terms of such offering, including:

•	the type of Securities to be offered;

•	the name or names of any underwriters, dealers or agents and the amounts of the Securities underwritten or purchased by each of them;

•	the purchase price of the offered Securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial offering price;

•	any discounts or concessions allowed or reallowed to be paid to dealers; and

•	any securities exchanges on which the offered Securities may be listed.

Any initial offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (FINRA), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate value of the securities offered pursuant to this prospectus.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If the Securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the Securities. If underwriters are utilized in the sale of the Securities, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of the Securities will be obligated to purchase all of those Securities if they purchase any of those Securities.

We may grant to the underwriters options to purchase additional Securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those Securities.

If a dealer is utilized in the sale of the Securities in respect of which this prospectus is delivered, we will sell those Securities to the dealer as principal. The dealer may then resell those Securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase the Securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the Securities will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

Offers to purchase the Securities may be solicited directly by us and the sale of those Securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those Securities. The terms of any sales of this type will be described in the related prospectus supplement.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase Securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the Securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the Securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of the Securities, persons participating in the offering, such as any underwriters, may purchase and sell the Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the Securities, and syndicate short positions involve the sale by underwriters of a greater number of Securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Securities sold in the offering for their account may be reclaimed by the syndicate if the Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If Securities are sold by means of a rights entitlement offering, the prospectus supplement will set forth the terms and conditions of any such rights entitlement offering, including the manner in which it will be conducted and details on how our shareholders can participate in any such offering. A rights entitlement offering conducted under applicable Australian rules and regulations is a pro rata offering of additional securities to all our eligible shareholders, as at a specified record date. Under applicable ASX Listing Rules, shareholder approval is not required for a pro rata rights entitlement offering.

EXPENSES

Set forth below is an itemization of the estimated expenses currently expected to be incurred in connection with the issuance and distribution of the Securities. The amounts in the table below are estimates, with the exception of the SEC registration fee. Additional expenses relating to offerings of particular Securities are not included in the table below. Each prospectus supplement describing an offering of Securities will provide estimated expenses related to the Securities offered under that prospectus supplement.

SEC registration fee	US$	12,450
Legal fees and expenses		30,000
Accounting fees and expenses		10,000
Printing expenses		5,000
Other miscellaneous fees and expenses		2,000

Total	US$	59,450

LEGAL MATTERS

The validity of the Securities and certain other legal matters will be passed upon for us by Baker & McKenzie, our Australian and US counsel.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton Audit Pty Ltd., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. Certain of our directors are non-residents of the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon our non-U.S. resident directors or on us;

•

enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•

enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws.

With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws.

The disclosure in this section is not based on the opinion of counsel.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means we are able to disclose important information to you by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is considered a part of this prospectus and should be read carefully. Certain information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Certain information that we file later with the SEC will automatically update and supersede the information in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which it is a part the following documents, including any amendments to such filings:

•	our Annual Report on Form 20-F for the fiscal year ended June 30, 2017 (filed on October 25, 2017);

•	any annual report on Form 20-F filed with the SEC after the date of this prospectus;

•

the descriptions of our ordinary shares and the American Depositary Shares representing the ordinary shares that are contained in Item 10.B. “Additional Information - Memorandum and Articles of Association” and Item  12.D “Description of Securities other than Equity Securities - American Depositary Shares” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2017 (filed on October 25, 2017);

•	our Current Report on Form 6-K, furnished to the SEC on July 18, 2018, relating to our half yearly report for the half year ended December 31, 2017;

•	any half yearly report on Form 6-K furnished to the SEC after the date of this prospectus and prior to the termination of this offering of Securities; and

•

any other Report on Form 6-K submitted to the SEC after the date of this prospectus and prior to the termination of this offering of securities, but only to the extent that those forms expressly state that we incorporate them by reference in this prospectus.

We have not authorized anyone else to provide you with additional or different information to the information included in and incorporated by reference to this prospectus and any prospectus supplement. You should rely only on the information provided by and incorporated by reference to this prospectus and any prospectus supplement.

Upon written or oral request, we shall provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at Kazia Therapeutics Limited, Three International Towers, Level 24, 300 Barangaroo Avenue, Sydney, NSW, 2000, Australia, Attention Company Secretary, telephone +61 437 376 171.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have a registration statement on Form F-3 filed with the SEC, including relevant exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits. As this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement, its exhibits and the documents incorporated by reference for further information with respect to us and our securities. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s Public Reference Room.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Our annual report on Form 20-F for the year ending June 30, 2017, has been filed with the SEC and an annual report on Form-20-F for subsequent years will be due within four months following the fiscal year end.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

We will also be subject to the informational requirements of the ASX. Our public filings with the ASX are electronically available from the ASX website (www.asx.com.au).

Only the specific documents incorporated by reference above, or incorporated by reference in any prospectus supplement, are to be deemed incorporated by reference into this prospectus and the registration statement of which it is a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus.

DISCLOSURE OF SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Kazia, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Kazia Therapeutics Limited

US$100,000,000

American Depositary Shares representing Ordinary Shares

Warrants

PROSPECTUS

August 30, 2018

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.